                                                                    Exhibit 10.6

                          AGREEMENT AND PLAN OF MERGER
                                  by and among
                             PAINCARE HOLDINGS, INC.
                                 as the "Buyer"
                              ANDREA TRESCOT, M.D.
                            as the "Stockholder" and
                      PAIN AND REHABILITATION NETWORK, INC.
                                as the "Company"
                             Dated: December 1, 2002

                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS....................................................................   4
      1.1   Defined Terms ...............................................................   4
      1.2   Other Defined Terms .........................................................  11

ARTICLE 2 PLAN OF MERGER ................................................................  12
      2.1   Organization of Mergeco .....................................................  12
      2.2   The Merger ..................................................................  12
      2.3   Merger Conversion ...........................................................  13
      2.4   Consideration ...............................................................  13
      2.5   Articles of Incorporation, Bylaws, Registered Agent of the Surviving
             Corporation ................................................................  16
      2.6   Directors and Officers of the Surviving Corporation .........................  16
      2.7   Registration Rights .........................................................  16
      2.8   Structuring Matters .........................................................  16

ARTICLE 3 CLOSING .......................................................................  18
      3.1   Closing .....................................................................  18
      3.2   Deliveries at Closing .......................................................  18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND THE COMPANY .............  19
      4.1   Organization; Capitalization ................................................  19
      4.2   Authorization ...............................................................  20
      4.3   Consents and Approvals ......................................................  20
      4.4   Title to Assets .............................................................  20
      4.5   Facilities ..................................................................  21
      4.6   Contracts; No Defaults ......................................................  21
      4.7   No Conflict or Violation ....................................................  22
      4.8   Unaudited Financial Statements ..............................................  23
      4.9   Absence of Certain Changes or Events ........................................  23
      4.10  No Undisclosed Liabilities ..................................................  25
      4.11  Accounts Receivable and Payable .............................................  25
      4.12  Inventories .................................................................  25
      4.13  Intellectual Property Rights ................................................  26
      4.14  Litigation ..................................................................  27
      4.15  Labor Matters ...............................................................  27
      4.16  Compliance with Law; Permits ................................................  27
      4.17  Taxes .......................................................................  28
      4.18  Severance Arrangements ......................................................  28
      4.19  Insurance ...................................................................  28
      4.20  Purchase Commitments ........................................................  29
      4.21  Suppliers ...................................................................  29
      4.22  Bank Accounts ...............................................................  29
      4.23  Environmental Matters .......................................................  29

      4.24  Employee Benefit Plans .....................................................  29
      4.25  No Brokers .................................................................  32
      4.26  No Other Agreements to Sell the Assets or Capital Stock of the Company .....  32
      4.27  Material Misstatements Or Omissions ........................................  32
      4.28  Investments ................................................................  32
      4.29  Insider Interests ..........................................................  32
      4.30  Securities matters .........................................................  33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER ..................................  33
      5.1   Organization of Buyer and Mergeco ..........................................  33
      5.2   Authorization ..............................................................  33
      5.3   No Conflict or Violation ...................................................  34
      5.4   Consents and Approvals .....................................................  34
      5.5   Disclosure Documents .......................................................  34
      5.6   Capitalization .............................................................  34
      5.7   Litigation .................................................................  34
      5.8   No Undisclosed Liabilities .................................................  35
      5.9   No Brokers .................................................................  35
      5.10  Material Misstatements Or Omissions ........................................  35

ARTICLE 6 COVENANTS OF THE STOCKHOLDER, THE COMPANY, AND THE BUYER .....................  35
      6.1   Further Assurances: ........................................................  35
      6.2   Conduct of Business ........................................................  36
      6.3   Records ....................................................................  38
      6.4   Access of the Buyer ........................................................  38
      6.5   Environmental ..............................................................  39
      6.6   Notification of Certain Matters ............................................  39
      6.7   No Mergers, Consolidations, Sale of Stock, Etc .............................  40
      6.8   Landlord Consents ..........................................................  40
      6.9   Payment of Indebtedness by Affiliates ......................................  40
      6.10  Approval of Shareholders ...................................................  40
      6.11  Certificates of Merger .....................................................  40
      6.12  Excluded Assets ............................................................  40

ARTICLE 7 CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS ..................................  41
      7.1   Representations, Warranties and Covenants ..................................  41
      7.2   No Injunction ..............................................................  41
      7.3   Certificates ...............................................................  41
      7.4   Corporate Documents ........................................................  41
      7.5   Employment Agreement .......................................................  41
      7.6   Releases of Personal Guarantees ............................................  41
      7.7   Due Diligence ..............................................................  41

ARTICLE 8 CONDITIONS TO THE BUYER'S OBLIGATION .........................................  41
      8.1   Representations, Warranties and Covenants ..................................  42
      8.2   No Governmental Proceedings or Litigation ..................................  42

     8.3    Due Diligence and Audit ............................................  42
     8.4    No Injunction ......................................................  42
     8.5    Certificates .......................................................  42
     8.6    Liens ..............................................................  42
     8.7    401(k) Plan ........................................................  42
     8.8    Resignation of Officers and Directors and Release ..................  42

ARTICLE 9 ACTIONS BY THE STOCKHOLDERS AND THE BUYER AFTER THE CLOSING ..........  43
     9.1    Books and Records ..................................................  43
     9.2    Survival of Representations, Etc ...................................  43
     9.3    Indemnification ....................................................  43
     9.4    Certain Tax Matters ................................................  46

ARTICLE 10 MISCELLANEOUS .......................................................  48
     10.1   Termination ........................................................  48
     10.2   Assignment .........................................................  49
     10.3   Notices; Transfer of Funds .........................................  49
     10.4   Choice of Law ......................................................  49
     10.5   Submission to Jurisdiction .........................................  50
     10.6   Entire Agreement, Amendments and Waivers ...........................  50
     10.7   Multiple Counterparts ..............................................  50
     10.8   Expenses ...........................................................  50
     10.9   Invalidity .........................................................  50
     10.10  Titles; Gender .....................................................  50
     10.11  Publicity ..........................................................  50
     10.12  Burden and Benefit .................................................  51
     10.13  Cumulative Remedies ................................................  51

LIST OF EXHIBITS
Illustration of Earnout Exhibit A
Pledge Agreement Exhibit B
Registration Rights Agreement Exhibit C
Employment Agreement of Dr. Trescot Exhibit D
General Release Exhibit E

                          AGREEMENT AND PLAN OF MERGER

     This Agreement ("Agreement") entered into this 1st day of December, 2002, by and among PAINCARE HOLDINGS, INC., a Florida corporation (the "Buyer"), Andrea Trescot, M.D. (the "Stockholder"), and PAIN AND REHABILITATION NETWORK, INC., a Florida corporation (the "Company").

                                   BACKGROUND

     A. The Stockholder owns all of the issued and outstanding capital stock of the Company.

     B. The parties wish to provide for the terms and conditions upon which a merger of the Company with a new, to-be-formed, wholly-owned subsidiary corporation of the Buyer ("Mergeco") would be consummated.

     C. The Boards of Directors of Buyer and the Company have approved the merger of the constituent corporations pursuant to the terms of this Agreement.

     D. It is the intention of the parties hereto that the proposed merger shall constitute a tax-free reorganization, as defined in Section 368(a)(1)(A) and 368(a)(2)(D) of the Code (as hereinafter defined), and that this Agreement shall also constitute a Plan of Reorganization.

     E. The Buyer, the Stockholder, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated by this Agreement.

                               TERMS OF AGREEMENT

     In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     ARTICLE 1 DEFINITIONS

     1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

     "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Assets" shall mean all of the Company's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest whatsoever, excluding the Excluded Assets, but including, without limitation, all of the Company's right, title and interest in the following:

     (a) all accounts and notes receivable, refunds or deposits and prepaid expenses (including, without limitation, any prepaid insurance premiums);

     (b)  all cash and cash equivalents;

     (c)  all Contract Rights;

     (d)  all Leases;

     (e)  all Leasehold Estates;

     (f)  all Leasehold Improvements;

     (g)  all Fixtures and Equipment;

     (h)  all Inventory;

     (i)  all Books and Records;

     (j)  all Intellectual Property Rights;

     (k)  all Claims;

     (l)  all Insurance Policies;

     (m)  all Permits;

     (n)  all computers and software and software licenses; and

     (o) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records of the Company; and guaranties made by suppliers in connection with the Assets or services furnished to the Company.

     "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or an ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

"Books and Records" shall mean all books, records, lists, ledgers, files, reports, plans, drawings and operating records of any kind pertaining to the Company, including, without limitation, all corporate and tax books and records of the Company.

     "Buyer Material Adverse Effect" shall mean a Material Adverse Effect on the financial condition, business, earnings, results of operations, assets, liabilities or operations of the Buyer, taken as a whole.

     "Buyer Shares" shall mean shares of the Buyer's common stock, no par value per share.

     "Buyer's Auditor" shall mean Parks, Tschopp, Whitcomb and Orr and their successors.

     "Claims" shall mean all claims, causes of action, chooses in action, rights of recovery and rights of set-off of whatever kind or description against any person or entity arising out of or relating to the Assets or relating to the Company.

     "Closing Balance Sheet" shall mean the unaudited balance sheet of the Company, dated the Closing Date.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

     "Company Common Stock" shall mean the Common Stock of the Company, $.10 par value per share.

     "Company Material Adverse Effect" shall mean a Material Adverse Effect on the financial condition, business, earnings, results of operations, assets, liabilities or operations of the Company, taken as a whole.

     "Company Shares" shall mean all the issued and outstanding shares of capital stock of the Company.

     "Contract" shall mean any of the agreements, contracts, Leases, notes, loans, evidence of Indebtedness, purchase orders, letters of credit, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, purchase and sales orders, quotations and other executory commitments to which the Company is a party or to which any of the Assets is subject, whether oral or written, express or implied.

     "Contract Rights" shall mean all of the Company's rights and obligations under each Contract.

     "Disclosure Schedules" shall mean the schedules executed and delivered by the Company and Stockholder to the Buyer which set forth any exceptions to the representations and warranties contained in Article 4 hereof and certain other information called for by Article

4 hereof and other provisions of this Agreement. Unless otherwise specified, each reference in Article 4 to any numbered section is a reference to that numbered section which is included in the Disclosure Schedules. The Disclosure Schedules will be attached collectively to this Agreement.

     "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

     "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other rights of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future and any contingent sale or other title retention agreement or lease in the nature thereof.

     "Environmental Laws" shall mean all federal, state, district, local, and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits, or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases, or threatened releases of pollutants, Contaminants, chemicals, materials, wastes, or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of pollutants, contaminants, chemicals, industrial materials, wastes, or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority, including state laws imposing notice or remediation requirements in connection with the transfer of industrial establishments.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in Section 414(b) or (c) of the Code.

     "Excluded Assets" shall mean those assets of the Company retained by Stockholder and listed on Schedule 1.1 hereto.

     "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities owned or leased by the Company.

     "Facility Leases" shall mean all of the Leases of Facilities.

     "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies, Vehicles and other tangible personal property owned by the Company and located in, at or upon the Facilities as of the Unaudited Balance Sheet Date plus all additions, replacements or deletions since the Unaudited Balance Sheet Date.

     "Formula Periods" shall mean the three (3) consecutive twelve (12) month periods commencing on January 1, 2003.

     "Formula Profits" shall mean the earnings of the Surviving Corporation before deductions for interest, taxes, depreciation, and amortization of the Surviving Corporation, as calculated utilizing generally accepted accounting principles by the Buyer's independent certified public accountants for annual Formula Periods, where possible, and as calculated by Buyer for quarterly and less than quarterly Formula Periods. Notwithstanding the foregoing, for purposes of determining Formula Profits: (i) there shall not be included any charge for corporate overhead of Buyer or other administrative or similar charges that Buyer might impose upon the Surviving Company, except those charges for services provided directly to and for the benefit of the Surviving Company, (ii) there shall not be included any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the business, including, but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges incurred in connection with this Agreement (except for the write-off of any goodwill with respect to the Surviving Corporation in accordance with FASA 142), or unusual or infrequent items as they are defined under generally accepted accounting principles, and
(iii) there shall not be included any charge related to grants or exercises of options pursuant to the employment agreement with the Stockholder; but (iv) there shall be included revenues and expenses associated with the Buyer's MedX Rehabilitation Program which may be implemented by the Surviving Corporation subsequent to closing, except as the parties may otherwise agree in writing.

     "401(k) Plan" shall mean the 401(k) Profit Sharing Plan for Employees of the Company.

     "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

     "Indebtedness" shall mean, at any date, without duplication, (i) all obligations of the Company for borrowed money, (ii) all obligations properly recordable as a liability on the financial statements of the Company, evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company to pay the deferred purchase price of property except trade accounts payable arising in the ordinary course of business, (iv) the net present value of future minimum lease payments under capital leases, (v) all Indebtedness (as defined in clauses (i) through (iv) above) of others secured by a lien on any asset of the Company, whether or not such Indebtedness is assumed by the Company, and (vii) all Indebtedness (as defined in clauses (i) through (v) above) of others guaranteed by the Company.

     "Installment Payments" shall mean the deferred portion of the Total Merger Consideration to be paid pursuant to Section 2.4.2.

     "Insurance Policies" shall mean the insurance policies relating to the Assets or relating to the Company listed in Disclosure Schedule 4.19.

     "Inventory" shall mean (a) all of the Company's inventories within the Facilities or wherever otherwise located held for resale or lease to the Company's customers, (b) all office supplies and similar materials of the Company located in the Facilities or wherever otherwise located, and (c) all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, employee uniforms and similar items of the Company in the Facilities or wherever otherwise located.

     "Leasehold Estates" shall mean all of the Company's rights and obligations as lessee under the Leases listed on a Disclosure Schedule.

     "Leasehold Improvements" shall mean all of the leasehold improvements situated in or on the property leased under the Leases.

     "Leases" shall mean all of the leases of the Company listed on a Disclosure Schedule and all other leases relating to the Assets that are not required to be scheduled pursuant to this Agreement.

     "Multiemployer Plan" shall mean any "multiemployer plan," as defined in
Section 4001(a)(3) of ERISA, (1) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

     "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement and the certificate of formation (or similar document) of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "Owned Real Property" shall mean all real property owned in fee by the Company, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures and improvements located thereon, and all Facilities thereon, if any.

     "PBGC" shall mean the Pension Benefits Guaranty Corporation.

     "Pension Plan" shall mean any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) (1) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

     "Permits" shall mean all licenses, permits and other governmental authorizations necessary to carry on the business of the Company as presently conducted and as proposed to be conducted.

     "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, labor union or other entity or governmental body.

     "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, agency guidelines and orders of any federal, state or local government and any other governmental department or agency, including, without limitation, Medicare, Medicaid, insurance, patient brokering and referral, healthcare, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health laws and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

     "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "Subsidiary" shall mean (i) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any partnership in which the Company is a general partner; or (iii) any partnership in which the Company possesses a 50% or greater interest in the total capital or total income of such partnership.

     "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, environmental, customs duties, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Returns" shall mean any return, declaration, report, claim for refund, information return or statement or other document (including schedules or any related or supporting information), and including any amendment thereof, filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     "Total Merger Consideration" shall mean the sum of (i) the Initial Merger Consideration, and (ii) the Installment Payments.

     "Treasury Regulations" shall mean the applicable regulations promulgated under the Code.

     "Unaudited Balance Sheets" shall mean the unaudited balance sheets of the Company, together with any notes thereto, for the years ended December 31, 2001, and 2000.

     "Unaudited Balance Sheet Date" shall mean the unaudited balance sheet of the Company dated December 31, 2001.

     "Unaudited Financial Statements" shall mean (i) the Company's Unaudited Balance Sheets and the related statements of income, shareholders' equity, and cash flows for each of the two fiscal years then ended.

     "Vehicles" shall mean all automobiles and other vehicles owned or leased by the Company.

     "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in
Section 3(l) of ERISA, (1) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

     1.2 Other Defined Terms. In addition to the terms defined in the Recitals to this Agreement and Section 1.1 hereof, the following terms shall have the meanings defined for such terms in the Sections set forth below:

               -----------------------------------------------------
               Term                        Section
               -----------------------------------------------------
               Act                         4.31
               -----------------------------------------------------
               Actions                     4.14
               -----------------------------------------------------
               Certificates                3.2.1
               -----------------------------------------------------
               Claim Notice                9.3.3
               -----------------------------------------------------
               Closing                     3.1
               -----------------------------------------------------
               Closing Date                3.1
               -----------------------------------------------------

               -------------------------------------------------------------
               Computer Software                    4.13.1
               -------------------------------------------------------------
               Constituent Corporations             2.1
               -------------------------------------------------------------
               Damages                              9.3.7
               -------------------------------------------------------------
               Earnings Threshold                   2.4.2
               -------------------------------------------------------------
               Effective Time                       2.2.2
               -------------------------------------------------------------
               Formula Periods                      2.4.2
               -------------------------------------------------------------
               Indemnity Claim                      9.3.3
               -------------------------------------------------------------
               Initial Merger Consideration         2.3.4
               -------------------------------------------------------------
               Installment Payments                 2.4.2
               -------------------------------------------------------------
               Intellectual Property Rights         4.13.1
               -------------------------------------------------------------
               Leased Property                      4.5.4
               -------------------------------------------------------------
               Merger                               2.2.1
               -------------------------------------------------------------
               Merger Documents                     2.2.2
               -------------------------------------------------------------
               Option                               2.3.2
               -------------------------------------------------------------
               Personnel                            4.9(b)(i)
               -------------------------------------------------------------
               Surviving Corporation                2.2.1
               -------------------------------------------------------------

     ARTICLE 2 PLAN OF MERGER

     2.1 Organization of Mergeco. Prior to the Closing, Buyer will form and organize "Mergeco" as a second tier, wholly-owned, Florida subsidiary corporation of Buyer. Buyer will capitalize Mergeco in such a manner as Buyer deems reasonably necessary to effect the transactions contemplated by this Agreement. Mergeco and the Company are sometimes hereinafter referred to collectively as the "Constituent Corporations."

     2.2 The Merger.

     2.2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 2.2.2 hereof), Mergeco shall be merged with and into the Company (the "Merger") in accordance with the provisions of the merger laws of the State of Florida, and the separate corporate existence of Mergeco shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Florida (the "Surviving Corporation"). The Surviving Corporation shall continue to operate under the Company's current name, unless Buyer determines that it is in its best interest to change such name.

     2.2.2 Effective Time of Merger. The Merger shall become effective at the time of filing of appropriate articles of merger with the Secretary of State of the State of Florida in accordance with the provisions of the laws of the State of Florida (the "Merger Documents"). The Merger Documents shall be filed at the time of the Closing (as such term is defined in Section 3.1 hereof). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

     2.2.3 Effect of Merger. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Constituent Corporations. All obligations belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger. The Surviving Corporation shall be liable for all obligations of each of the Constituent Corporations, including liability to dissenting shareholders, and any claim existing, or action or proceeding pending by or against either of the Constituent Corporations, may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and all rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time, all with the effect set forth in the laws of the State of Florida.

     2.3 Merger Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Mergeco, the Company, the Stockholder or any other holder of any of the securities of the Company, the following shall occur:

     2.3.1 Conversion of Shares. Each Company Share issued and outstanding immediately prior to the Effective Time shall be delivered to Buyer and shall be exchanged for the right to receive from Buyer the Initial Merger Consideration as described below.

     2.3.2 Conversion of Options. All outstanding options, warrants, convertible notes, preferred stock and other rights to purchase Company Shares (an "Option") outstanding as of the Effective Time shall be canceled and shall become null and void, ad initio.

     2.3.3 Company Shares. The Company Shares then issued and outstanding immediately prior to the effectiveness of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed canceled and extinguished.

     2.4 Consideration. The Total Merger Consideration shall be payable as set forth below.

     2.4.1 Initial Merger Consideration. The initial consideration payable by Buyer, at Closing, pursuant to Section 2.3.1 (the "Initial Merger
Consideration") shall be (A) 1,000,000 Buyer Shares priced for these purposes at $1.00 per share; and (B) $1,000,000 paid in the form of cash.

     2.4.2 Installment Payments. Subject to the condition that the Surviving Corporation achieves Formula Profits of at least $600,000 (the "Initial Earnings Threshold") in the twelve (12) month period beginning January 1, 2003 (the "First Formula Period") and $800,000 (the "Subsequent Earnings Threshold") for each of the two (2) successive twelve (12) month periods (the "Second and Third Formula Periods") following the First Formula

Period, Buyer shall pay to the Stockholder additional consideration of $2,000,000 payable in three equal annual installments (in the form of consideration and subject to adjustment as provided below) within forty-five
(45) days following the end of each Formula Period (the "Installment Payments").

     (a) With respect to the First Formula Period: (i) 50.0% of such Installment Payment shall be made in the form of cash; and (ii) 50% in Buyer's Shares priced at $1.00 per share.

     (b) With respect to the Second and Third Formula Periods: (i) 50% of such Installment Payment shall be made in the form of cash; and (ii) 50% in Buyer's Shares priced at their then Fair Market Value.

     (c) In the event that the Company fails to achieve the Earnings Threshold for any Formula Period, the amount of the Installment Payment for such period shall be calculated based on the following formula: ([Actual Recognized Formula Profits/Earnings Threshold] X 90%) X 666,667 = Amount of Payment. The application of this formula is as follows:

     (i) First, divide the Company's actual recognized Formula Profits for the subject Formula Period by the Earnings Threshold amount (i.e., $800,000 for the Second and Third Formula Periods);

     (ii) Then, multiply the resulting quotient [as determined in 2.4.2.(b)(i) above] by 90%;

     (iii) Then, multiply the resulting product [as determined in 2.4.2.(b)(ii) above] by the amount of the Installment Payment that would have otherwise been due for the subject Formula Period saving for this section ($666,667);

     (iv) Then, the resulting product [as determined in 2.4.2.(b)(iii) above] is the amount of the Installment Payment due for the subject Formula Period.

     (d) Notwithstanding Subparagraph (d) above, the right of the Stockholder to receive theaggregate amount of $2,000,000 in Installment Payments shall be cumulative over the Formula Periods plus one additional successive 12-month period. Thus, if there is a reduction in the Installment Payment in any applicable Formula Period as a result of the actual recognized Formula Profits being less than the Earnings Threshold for that Formula Period, then the difference between the actual Installment Payment made and the intended Installment Payment may be made up in any applicable, subsequent Formula Period plus one additional successive 12-month period by multiplying such excess Formula Profits (i.e., actual recognized Formula Profits which are greater than the Earnings Threshold for that Formula Period, or $800,000 in the case of the one additional successive 12-month) by 75%. Such credit amount (which in no event shall ever exceed the aggregate amount of unpaid Install Payments), if any, shall be paid to the Stockholder in the same percentages and form as the

Installment Payment for the Installment Period in which it is calculated. In no event, however, shall the Stockholder receive an amount in excess of $2,000,000 in Installment Payments.

     (e) Set forth in Exhibit "A" is an illustration of the application of the foregoing formula.

     (f) Buyer and the Surviving Corporation shall make available to Stockholder its financial records and information necessary to verify the computation of Formula Profits. In the event Stockholder sends written notice to Buyer within thirty (30) days of his receipt of Buyer's calculation of Formula Profit of his objection to the computation, the parties shall have thirty (30) days from the date of such notice to agree upon the amount of the Installment Payment for the period in dispute. In the event the parties fail to agree on such amount, then a mutually agreeable independent public accountant shall be appointed to resolve the dispute (the "Auditor"). The Auditor shall make a final and binding resolution of the disagreement between the parties and based on such resolution, shall make a final and binding determination of the Formula Profits for the period in dispute or the amount owed to the Stockholder for the period in dispute. The Auditor shall be instructed to use every reasonable effort to perform its dispute resolution function within thirty (30) days of submission of the matter to it, and in any case, as soon as is practicable after such submission. The Stockholder and the Buyer shall cooperate to provide the Auditor with such information and documents reasonably requested by the Auditor to make its determination. All accounting fees and other expenses (collectively, "Audit Expenses") of the Audit shall be paid by the Stockholder if there is no Significant Discrepancy, otherwise all Audit Expenses shall be paid by the Buyer. Audit Expenses for which the Buyer is responsible shall not be charged against income of the Surviving Company for any Formula Period, otherwise such expenses will be a charge against income of the Surviving Company. A "Significant Discrepancy" exists if the difference between the Installment Payment in any audit is (a) greater than or equal to 5% of the Buyer's calculation of the Installment Payment.

     (g) Payment of the Installment Payments will be secured by all of the issued and outstanding capital stock of the Surviving Corporation. To that end, the Surviving Corporation will enter into with the Stockholder a pledge agreement in the form attached hereto as Exhibit "B" (hereinafter the "Pledge Agreement").

     2.4.3  Capital Adjustments.

     A. In the event of a stock dividend, recapitalization, or merger in which Buyer is the surviving corporation, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of common stock which is outstanding immediately prior to such event, the rights of the Stockholder to receive Buyer Shares in respect of this Agreement and the price thereof, shall be appropriately adjusted in the same manner as the number and kind of shares a shareholder of Buyer who owned the same number and kind of shares immediately prior to such event. Such adjustments shall be made in good faith by the Board of Directors of Buyer, whose determination shall be conclusive and binding on all parties, subject to manifest error.

      B. In case of any consolidation or merger of Buyer with or into another party or parties or the conveyance of all or substantially all of the assets of Buyer to another party or parties or a share exchange transaction involving more than 50% of the issued and outstanding common stock of Buyer, the Buyer Shares and right to receive Buyer Shares shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a shareholder of the Buyer who owned the same number and kind of shares prior to such event would have been entitled upon such consolidation, merger, conveyance, conversion or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Stockholder' rights to receive Buyer Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock or other property thereafter deliverable upon the Stockholder's entitlement to same.

      2.5 Articles of Incorporation, Bylaws, Registered Agent of the Surviving Corporation. The Articles of Incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and bylaws of the Surviving Corporation, except as such Articles of Incorporation and bylaws may be amended by certificate of merger, or until thereafter amended as provided by law, and the name and address of the registered agent of the Company immediately prior to the Effective Time shall be the name and address of the registered agent upon whom any process, notice or demand against either of the Constituent Corporations or the Surviving Corporation may be served until thereafter changed by Buyer.

      2.6 Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation shall initially be Randy Lubinsky, Mark Szporka and Dr. Andrea Trescot and such individuals shall hold office, subject to the applicable provisions of the Articles of Incorporation of the Surviving Corporation until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and shall duly qualify. At the Effective Time, the officers of the Company (which may include one or more of the officers of the Company) immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, be the officers of the Surviving Corporation.

      2.7 Registration Rights. At Closing the parties shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit "C"

      2.8 Structuring Matters. The Stockholder acknowledges and agrees that following the Merger, Buyer may take additional steps that it deems necessary or appropriate to transfer its shares in the Surviving Corporation to another wholly-owned subsidiary of Buyer. Buyer agrees to take such action in a manner that would have no adverse tax effect to Stockholder. Stockholder agrees to approve such action as a Shareholder of Buyer after the Merger if such action is submitted for his approval, provided there are no adverse tax effects related to such approval.

      2.10 Operational Covenants. Without the prior written consent of Dr. Andrea Trescot, which shall not be unreasonably withheld, Buyer shall not, prior to the conclusion of the third Formula Period:

           (a) reorganize the Surviving Corporation, whether by integrating or consolidating the business of the Surviving Corporation with other operating units of Buyer or its subsidiaries or affiliates, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

           (b) breach, or cause the Surviving Corporation to breach, the Employment Agreements with Dr. Andrea Trescot;

           (c) effect any reassignment, reprioritization, reallocation, restructuring, or reduction of the Surviving Corporation's human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that are reasonably necessary in light of the Surviving Corporation's results of operation;

           (d) amend the articles of incorporation or bylaws of the Surviving Corporation in any manner that at the time of such amendment could reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

           (e) cause the Surviving Corporation to become a party to or terminate any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that is reasonably necessary in light of the Surviving Corporation's results of operation;

           (f) cause the Surviving Corporation to undertake actions outside the ordinary course of its business which at the time of such undertaking could reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

           (g) sell a material portion of the Surviving Corporation or its assets, merge the Surviving Corporation with any other entity, sell a controlling interest in the Surviving Corporation, or make any fundamental change in the business of the Surviving Corporation unless such action(s) at the time of such undertaking could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that is reasonably necessary in light of the Surviving Corporation's results of operation;

      The parties hereby acknowledge and agree that the foregoing conditions shall become null and void and of no further force or effect if the Formula Profits of the Surviving Corporation in each of any two (2) consecutive calendar quarters are less than $120,000, or if the Formula Profits of the Surviving Corporation in one (1) calendar quarter is less than $80,000.

      In the event that Buyer defaults in its performance of any of its obligations under this Section 2.10 and fails to cure such default within thirty
(30) days (or such other reasonable period if 30 days is not a sufficient amount of time to cure such default, provided that Buyer shall have commenced in good faith and is diligently pursuing its efforts to cure such default during such 30-day period) of receiving a written notice of default from the Stockholder, Buyer shall be deemed to be in breach of this Agreement.

      ARTICLE 3 CLOSING

      3.1 Closing. Upon the terms and subject to the conditions set forth herein, and subject to Section 10.1, the closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 o'clock A.M., Eastern time, at the offices of Buyer on a date which is mutually acceptable to the parties but not later than January 5, 2003 ("Closing Date"), unless the parties hereto otherwise agree.

      3.2 Deliveries at Closing.

          3.2.1 Company Stock Certificates. The Stockholder shall, on the Closing Date or as soon hereafter as reasonably possible, deliver to the Buyer certificates evidencing all of the issued and outstanding shares of Company Shares ("Certificates"), duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

          3.2.2 Payment of Consideration. At the Closing, subject to the conditions precedent to Closing as set forth in Article 7 and upon surrender of the Certificates duly endorsed by the Stockholder, the Buyer shall pay to the Stockholder the Initial Merger Consideration.

          3.2.3 Payment to Non-holder. If the Merger Consideration (or any portion thereof) is to be paid to a person other than the person in whose name the certificates surrendered in exchange therefore are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to Buyer any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Buyer that such taxes have been paid or are not required to be paid.

          3.2.4 Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Board of Directors of the Surviving Corporation may impose, Buyer shall, or shall reasonably cause the Surviving Corporation, as appropriate, to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          3.2.5 Certificates and Other Documents. At the Closing, the Buyer and the Stockholder shall deliver the certificates and other documents and items described in Article 7 and Article 8.

          3.2.6 Other Closing Transactions. At the Closing, each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Article 7 and Article 8.

      ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND THE
COMPANY

      The Stockholder and the Company hereby jointly and severally represent and warrant to the Buyer that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

      4.1 Organization; Capitalization.

          4.1.1 The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as set forth in Disclosure Schedule 4.1.1, the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is listed in Disclosure Schedule 4.1.1.

          4.1.2 The Stockholder has delivered to the Buyer copies of the Organizational Documents of the Company, as currently in effect.

          4.1.3 The capitalization of the Company as of the date hereof and as of the Closing (including the identity of each shareholder and the number of shares held by each) is set forth in Disclosure Schedule 4.1.3. All of the Company's outstanding shares of capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Each Stockholder represents that he owns and will own beneficially and of record all of the outstanding shares of capital stock as of the date hereof or as of the Closing Date, respectively, of the Company, as set forth opposite such Stockholder's name in Disclosure Schedule 4.1.3, free and clear of all Encumbrances, with full right, power and authority to transfer such shares to the Buyer. Except as set forth in Disclosure Schedule 4.1.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of the Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by the Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Company. Upon delivery to the Buyer, the capital stock of the Company will be free and clear of all Encumbrances and shall be duly authorized, validly issued, fully paid and non-assessable. At the Closing, the Stockholder will transfer good and marketable title to the capital stock of the Company to the Buyer.

          4.1.4 The Company has not at any time had any Subsidiaries, and the Company neither owns nor holds the right to acquire (directly or indirectly) shares of capital stock in any other Person.

      4.2 Authorization. The Company has all necessary corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Stockholder individually has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder, and no other actions on the part of the Stockholder are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and the Company and is a legal, valid and binding obligation of the Stockholder and the Company, enforceable against each of them in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

      4.3 Consents and Approvals. Other than as provided in Disclosure Schedule 4.3, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the Stockholder or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      4.4 Title to Assets. Disclosure Schedule 4.4 identifies all real and personal property with a book value or replacement cost in excess of $5,000 owned or leased by the Company. The Company owns free and clear of any Encumbrances or, as set forth in Disclosure Schedule 4.4, leases or has rights to use, the Assets set forth in Disclosure Schedule 4.4, except for (i) minor liens or Encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the Assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business and (ii) Encumbrances specifically identified in Disclosure Schedule 4.4.

      4.5 Facilities. Disclosure Schedule 4.5 contains (i) a complete and accurate list of all Facilities, and (ii) a complete and accurate list of all Facility Leases.

          4.5.1 Owned Real Property. The Company has no Owned Real Property.

          4.5.2 Actions. There are no pending or, to the knowledge of the Company and the Stockholder, threatened condemnation proceedings or other Actions relating to any Facility.

          4.5.3 Leases or Other Agreements. Except for Facility Leases listed in Disclosure Schedule 4.5, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property of the Company or any portion thereof or interest in any such Facility or real property.

          4.5.4 Facility Leases and Lease. With respect to each Facility Lease, the Company has an unencumbered interest in the Leasehold Estate.

          4.5.5 No Special Assessment. The Company has not received notice of any special assessment relating to any Facility or any portion thereof, and there is no pending or to the knowledge of the Stockholder and the Company threatened special assessment.

      4.6 Contracts; No Defaults. Except for Contracts listed in Disclosure
Schedule 4.6, the Company is not a party to, or bound by, any Contract of any kind to be performed after the Closing Date (i) pursuant to which it is obligated to expend more than $25,000 in any twelve-month period and that is not subject to cancellation on not more than 60 days' notice by the Company without penalty or increased cost or (ii) with any Personnel or affiliates of the Company or any Stockholder or relatives of any of the foregoing. To the knowledge of the Stockholder and the Company, there is no default by any party to any such Contract, which default could have a Company Material Adverse Effect. Disclosure Schedule 4.6 lists the following Contracts, agreements and other written arrangements to which the Company is a party:

          (a) any written arrangement (or group of related written arrangements) for the lease of personal property providing for lease payments in excess of $10,000 per annum;

          (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other property or for the furnishing or receipt of services, including, without limitation, any customer or vendor contracts in excess of $10,000 per annum;

          (c) any written arrangement (or group of related written arrangements) concerning a partnership or joint venture with any other Person;

          (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) involving more than $10,000 in principal amount or under which it has imposed (or may impose) a security interest or lien on any of its assets, tangible or intangible;

          (e) any written arrangement (or group of related written arrangements) concerning confidentiality or non-competition arrangements;

          (f) any written arrangement (or group of related written arrangements) involving the Stockholder or any Affiliate of the Stockholder;

          (g) any Employee Plan and any written arrangement with any of the Company's directors, officers, shareholders or employees in the nature of a collective bargaining agreement, employment agreement or severance agreement;

          (h) any written arrangement for any capital expenditure in excess of $10,000;

          (i) any other written arrangement (or group of related written arrangements) either involving aggregate payments of more than $25,000 or not entered into in the ordinary course of business consistent with past practice; and

          (j) any oral contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (a) through (i) and any proposal (whether oral or written) to enter into any contract, agreement or other arrangement (other than sales presentations made to customers in the ordinary course of business) with respect to any of the matters referred to in the foregoing clauses (a) through (i).

      The Company will deliver or make available to the Buyer a correct and complete copy of each Contract listed in Disclosure Schedule 4.6. Except as set forth in Disclosure Schedule 4.6, with respect to each Contract listed, to the knowledge of the Stockholder and the Company, (A) the Contract is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration, under the Contract; and (C) no party has repudiated any material term of the Contract, and there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

      4.7 No Conflict or Violation. Except as set forth in Disclosure Schedule 4.7, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Organizational Documents of the Company, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any Contract, Permit, authorization or concession to which the Company is a party or by which any of the Assets are bound, (c) to the knowledge of the Company and Stockholder, a violation by the Company or any Stockholder of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Company or such Stockholder, or (d) an imposition of any material Encumbrance, restriction or charge on the Company or any of the Assets. Except as set forth in Disclosure Schedule 4.7, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Company or any Stockholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      4.8 Unaudited Financial Statements. The Unaudited Financial Statements and the Closing Balance Sheet fairly and accurately present, in all material respects, the assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended.

      4.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 4.9, since the Unaudited Balance Sheet Date to the knowledge of Stockholder and the Company, there has not been any:

          (a) change in the Company's financial condition or results of operations, other than such changes that have not yet had and could not reasonably be expected to have a Company Material Adverse Effect.

          (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company to any of its officers, directors, employees, former employees, or agents (collectively, "Personnel"), (ii) grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit, (iii) adoption, creation or amendment of any Employee Plan, (iv) employment agreement (written or verbal) to which the Company is a party or (v) other change in employment terms for any of the Company's officers, employees or agents;

          (c) sale, lease, assignment or transfer of any of the Assets, other than to Persons that are not Affiliates for fair consideration and in the ordinary course of business consistent with past practice and not individually or in the aggregate material to the Company;

          (d) cancellation, compromise, waiver or release of any rights or claims (or series of related rights or claims) either (i) involving an Affiliate of the Company or the Stockholder, (ii) involving more than $10,000, or (iii) outside the ordinary course of business consistent with past practice;

          (e) amendment, cancellation or termination of any Contract, or Permit
(i) involving an Affiliate of the Company, or (ii) involving payments in excess of $25,000 in the aggregate, or (iii) that are otherwise material to the Company;

          (f) capital expenditure or the execution of any Lease, Contract, or Permit (or series of related Contracts, Leases and Permits) or any incurring of liability therefore (i) involving an Affiliate of the Company or any Stockholder, (ii) involving payments in excess of $25,000 in the aggregate;

          (g) change in accounting methods or practices by the Company;

          (h) mortgage, pledge or other encumbrance of any of the Assets;

          (i) redemption, purchase, or other acquisition of any of the Company's equity securities, or any other transfer of the Assets to or on behalf of any shareholder of the Company, the Stockholder or any other Affiliate of the Company, including, but not limited to, any payment of principal of or interest on any debt owed to any of the foregoing or the making of any loan to any of the foregoing as an employee of the Company;

          (j) issuance by the Company of, or commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

          (k) Indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company or any loans or guarantees made or agreed to be made by the Company;

          (l) liabilities incurred (other than for borrowed money) involving $10,000 or more except in the ordinary course of business and consistent with past practice and not individually or in the aggregate material to the Company, or any increase or change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

          (m) acceleration, termination, modification, cancellation or threatened termination or cancellation of any Contract to which the Company is a party or by which the Company is bound, outside the ordinary course of business consistent with past practice or involving more than $10,000 in the aggregate;

          (n) capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (i) involving an Affiliate of the Company or any Stockholder, (ii) involving more than $10,000 in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

          (o) grant of any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

           (p) agreement (either oral or written) by the Company or any Personnel to do any of the foregoing; or other event or condition of any character that in any one case or in the aggregate has a Company Material Adverse Effect, or any event or condition (other than events or conditions affecting the economy generally) known to the Company or any Stockholder that it is reasonable to expect could, in any one case or in the aggregate, have a Company Material Adverse Effect in the future.

      4.10 No Undisclosed Liabilities. Except as set forth in Disclosure
Schedule 4.10, to the knowledge of the Company and the Stockholder, the Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Unaudited Balance Sheet that have not been paid or discharged since the date thereof and
(ii) liabilities incurred by the Company since the Unaudited Balance Sheet Date in the ordinary course of business consistent with past practice and in accordance with this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding except those which individually or in the aggregate could not have a Company Material Adverse Effect).

      4.11 Accounts Receivable and Payable. The accounts receivable of the Company reflected on the Unaudited Balance Sheet, and all accounts receivable of the Company arising since the Unaudited Balance Sheet Date, represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. All accounts receivable of the Company reflected on the Closing Balance Sheet shall be subject to no defenses, counterclaims or rights of setoff and shall be fully collectible in the ordinary course of business, without cost to the Surviving Corporation or Buyer, in collection efforts therefore, except to the extent of any reserve with respect thereto set forth on the Closing Balance Sheet (excluding the notes thereto). The accounts payable of the Company reflected on the Closing Balance Sheet, and all accounts payable of the Company arising since the Closing Balance Sheet Date, represent bona fide debts of the Company for purchases made, services contracted for or other charges arising on or before the date thereof, and all the goods purchased and services contracted for that gave rise to said accounts were purchased or performed in accordance with the applicable orders, Contracts or the Company requirements.

      4.12 Inventories. The values at which the Inventories are shown on the Closing Balance Sheet have been determined in accordance with the normal valuation policy of the Company as described in the Unaudited Financial Statements, consistently applied. The Inventories (and items of inventory acquired or manufactured subsequent to the Closing Balance Sheet Date) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided on the Closing Balance Sheet. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The current quantities of all Inventories are reasonable in the current circumstances of the business of the Company.

     4.13 Intellectual Property Rights.

          4.13.1 Disclosure Schedule 4.13.1 (i) contains detailed information (including where applicable the federal registration number and the date of registration or application for registration and the name in which registration was applied for) concerning (x) all of the Company's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the Company's patents and copyrights and all pending applications therefore, (y) all computer software used by the Company in the conduct of its business ("Computer Software") indicating whether such Computer Software is owned or licensed and, if licensed, the material terms of such license, and (z) all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, and other intellectual property rights of any kind of the Company, whether or not registered, (all of the items referred to in this clause
(i) being "Intellectual Property Rights") and (ii) identifies any intellectual property rights that any third party owns and that the Company uses or proposes to use in its business, and specifies whether such use is or will be pursuant to license, sublicense, agreement or permission. The Company owns (or, as set forth in Disclosure Schedule 4.13.1, possesses adequate and enforceable licenses or other rights to use) all Intellectual Property Rights now used or proposed to be used in its business and has taken all reasonably necessary or appropriate action to protect the Intellectual Property Rights. Except as set forth in Disclosure Schedule 4.13.1, no Person has a right to receive a royalty or similar payment in respect of any Intellectual Property Rights pursuant to any contractual arrangements entered into by the Company or otherwise. Except as set forth in Disclosure Schedule 4.13, the Company has not received notice nor has the Company or any Stockholder any reason to believe that the use by the Company of the Intellectual Property Rights is interfering with, infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property Rights, and no proceedings have been instituted against or notices received by the Company alleging that the Company's use or proposed use of any Intellectual Property Rights infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property Rights, which infringement or violation could have a Material Adverse Effect. The Intellectual Property Rights are all those necessary for the operation of the business of the Company as it is currently conducted. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

          4.13.2 The source codes for all Computer Software have been placed in back-up files that are securely stored in a location other than the Facility or Facilities where such Computer Software is used. All databases used in the business of the Company are periodically (at least once every week) backed-up, and such backed-up materials are moved to and securely stored at locations other than the Facility or Facilities where such databases are used.

     4.14 Litigation. Except as set forth in Disclosure Schedule 4.14, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitrable action or investigation (collectively, "Actions") pending or, to the knowledge of the Company or any Stockholder, threatened against, relating to or affecting
(i) the Company or the Assets or the operation of the business of the Company as currently operated and as proposed to be operated, (ii) any Employee Plan or any trust or other funding instrument, fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which is reasonably expected to result in a loss not covered by insurance in excess of $10,000 or reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Stockholder and the Company, the Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or the business of the Company. Except as set forth in Disclosure Schedule 4.14, each Action pending or, to the knowledge of the Company or any Stockholder, threatened (whether or not disclosed in Disclosure Schedule 4.14), is covered by insurance of reputable and solvent insurance companies, and each such applicable Insurance Policy is described in Disclosure Schedule 4.19 and is in full force and effect, and, except as set forth in Disclosure Schedule 4.14, the Company has not received any notice or, to the knowledge of the Company or any Stockholder, threat of cancellation, limitation or non-coverage.

     4.15 Labor Matters. Except as set forth in Disclosure Schedule 4.16, the Company has not been and is not a party to any labor agreement with respect to its employees with any labor organization, group or association. The Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover its employees. The Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and, is not and has not engaged in any unfair labor practice. Except as set forth in Disclosure Schedule 4.15, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the Company's activities, and the Company has no knowledge of any facts or information that would give rise thereto; there is no labor strike or labor disturbance pending against the Company nor is any grievance currently being asserted; and since January 1, 1990, the Company has not experienced a work stoppage or other labor difficulty.

     4.16 Compliance with Law; Permits. Except as set forth in Disclosure
Schedule 4.16, the Company and the conduct of the business of the Company are in compliance with all applicable Regulations, and judgments, decisions and orders entered by any federal, state, local, or foreign court relating to the Assets or the Company, except where the failure to comply could not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any Regulations. The Company, the Company has all Permits, licenses authorizations and approvals, all of which are currently valid and in full force and effect, necessary to carry on its business, which licenses, Permits, authorizations and approvals are set forth in Disclosure
Schedule 4.16, except for those Permits that could not reasonably be expected to have a Company Material Adverse Effect if not obtained.

     4.17 Taxes. The Company has or will have filed all material federal, state, local and foreign Tax Returns that are required to be filed by it on or prior to the Closing Date (taking into account applicable extensions), all Taxes shown as owing by the Company on all such Tax Returns have been fully paid or properly accrued on the Company's financial statements other than such taxes as are being contested in good faith, and all such Tax Returns are true and correct in all material respects. The Tax Returns accurately reflect all liability for Taxes of the Company for the periods covered thereby. Except as set forth in Disclosure
Schedule 4.17:

          (a) all Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued;

          (b)  the Company is not a party to any tax sharing agreements;


          (c) there are no liens for Taxes upon the assets of the Company which are not provided for on the Unaudited Balance Sheet except liens for Taxes not yet due and payable and liens for taxes that are being contested in good faith;

          (d) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company;

          (e) no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

          (f) the Company does not have any liability for Taxes for (or allocable to) any Tax year or period ending on or before the Closing Date that has not been paid.

     4.18 Severance Arrangements. Except as set forth in Disclosure Schedule 4.18, the Company has not entered into any severance or similar arrangement in respect of any Personnel that will result in any obligation (absolute or contingent) of the Buyer, the Company, the Surviving Corporation or any other Person to make any payment to any such Personnel following termination of employment.

     4.19 Insurance. Disclosure Schedule 4.19 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company on its business, Assets or Personnel. Except as set forth in Disclosure Schedule 4.19, to the knowledge of the Stockholder and the Company all of such policies are sufficient for compliance with all requirements of law and of all Contracts to which the Company is a party, except where the failure to comply could not reasonably be expected to have a Company Material Adverse Effect. The Company is not in default under any of such policies or binders, and the Company has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Such policies and binders provide sufficient coverage, in the reasonable opinion of the Company and the Stockholder, for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date. Disclosure
Schedule 4.19 contains a complete and accurate list of all open or unresolved claims made pursuant to any insurance policy maintained by the Company. As of the Closing, the Company shall have made any and all claims that, to the knowledge of the Company and of the Stockholder, it is entitled to make in accordance with the terms of any insurance policy maintained by the Company.

     4.20 Purchase Commitments. As of the date of this Agreement, all Contracts or commitments for the purchase of Inventory by the Company were made in the ordinary course of business consistent with past practice.

     4.21 Suppliers. Disclosure Schedule 4.21 contains a complete and accurate list of the ten largest suppliers of the Company during the Company's last fiscal year, showing the approximate total purchases by the Company from each such supplier during each of the last two fiscal years. To the best knowledge of the Company and the Stockholder, since the Unaudited Balance Sheet Date, there has been no adverse change in the business relationship with any supplier named in Disclosure Schedule 4.21 and no threat or indication that any such change is reasonably foreseeable.

     4.22 Bank Accounts. Disclosure Schedule 4.22 contains a true and correct list of the names of each bank, savings and loan, or other financial institution in which the Company has an account, including cash contribution accounts, and the names of all Persons authorized to draw thereon or with access thereto.

     4.23 Environmental Matters. Except as set forth in Disclosure Schedule 4.23.1, the Company is, and at all times has been, in material compliance with all Environmental Laws.

          4.24.1 Delivery of Copies of Relevant Information. Disclosure Schedule
4.24.1 contains a complete list of Employee Plans that cover or, after December 31, 1993, have covered employees of the Company (with respect to their relationship with the Company). True and complete copies of each of the following documents have been delivered by the Company to the Buyer: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) which covers or, after December 31, 1992, has covered employees of the Company (with respect to their relationship with the Company) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed generally to the Company's employees and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement which covers or, after December 31, 1992, has covered employees of the Company (with respect to their relationship with the Company) including written interpretations thereof and written descriptions thereof which have been

     4.24 Employee Benefit Plans.

distributed generally to the Company's employees (including descriptions of the number of employees currently covered thereby) and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service on each Pension Plan which is intended to be tax-qualified pursuant to Section 401 of the Code, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan which covers or, after December 31, 1992, has covered employees of the Company (with respect to their relationship with the Company) (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company, and (vi) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty days past due with respect to each Welfare Plan which covers or, after December 31, 1992, has covered employees or former employees of the Company.

                 4.24.2 Representations. Except as set forth in Disclosure
Schedule 4.24.2, the Company represents as follows:

                        (i) In General. Each Employee Plan, each related trust agreement, annuity contract or other funding instrument which covers or, after December 31, 1992, has covered employees or former employees of the Company (with respect to their relationship with the Company) presently complies and has been maintained in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, but not limited to, ERISA and the Code.

                        (ii) Pension Plans. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or, after December 31, 1992, has covered employees or former employees of the Company (with respect to their relationship with the Company) is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date. No Pension Plan is subject to Sections 412 of the Code or 302 of ERISA.

                        (iii) Multiemployer Plans. There are no Multiemployer Plans.

                        (iv)  Welfare Plans.

                              (1) None of the Company, any ERISA Affiliate or
any Welfare Plan has any present or future obligation to make any payment to or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan except as may be required by
Part 6 of Title I of ERISA.

                              (2) Each Welfare Plan which covers or has covered
employees or former employees of the Company and which is a "group health plan," as defined in Section 607(l) of ERISA, has been operated in compliance with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code and Proposed Regulations under Section 162 of the Code at all times.

          (v) Employment. Except as set forth on Disclosure Schedule 4.24.2, and except as provided by law, the employment of all persons presently employed or retained by the Company is terminable at will.

          (vi) Unrelated Business Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Code
Section 511.

          (vii) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to their relationship with the Company) or any other person that, individually or collectively, has provided or may provide for the payment by the Company of any amount (1) that is not deductible under Section 162(a)(1), 162(m) or 404 of the Code or (2) that is an "excess parachute payment" pursuant to
Section 280G of the Code.

          (viii) Foreign Subsidiaries and Employees. There are no Subsidiaries organized under the laws of or doing business in any country other than the United States, and none of the Employee Plans which covers any employee or former employee of the Company covers any person who is employed in any country other than the United States.

          (ix) Fiduciary Duties and Prohibited Transactions. None of the Company or any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

          (x) Litigation. None of the Company, any ERISA Affiliate, or any Employee Plan that covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) is a party to any litigation relating to or seeking benefits under any Employee Plan.

          (xi) No Amendments. Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company (with respect to their relationship with the Company) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company).

          (xii) Coal Industry Retiree Health Benefits. Neither the Company nor any ERISA Affiliate has any liability, directly or indirectly, contingent or otherwise, under Code Sections 9701 through 9722 or with respect to the "United Mine Workers of America Combined Benefit Fund", established under Code Section 9702, any "individual employer

      4.25 No Brokers. The Company does not and will not have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Any such fee payable by any Stockholder is solely the obligation of such Stockholder.

      4.26 No Other Agreements to Sell the Assets or Capital Stock of the Company. Neither the Company nor the Stockholder has any legal obligation, absolute or contingent, to any other Person to sell or effect a sale of the capital stock of the Company (except as set forth in Disclosure Schedule 4.1) or to effect any merger, consolidation or the reorganization of the Company or to enter into any agreement or cause the entering into of an agreement with respect thereto, other than as set forth herein.

      4.27 Material Misstatements Or Omissions. No representations or warranties by the Company or the Stockholder in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

      4.28 Investments. The Company does not own or have the right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than (i) non-controlling investments made in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business, and (ii) other investments of less than $10,000 in the aggregate.

      4.29 Insider Interests. Disclosure Schedule 4.29 sets forth all material contracts, agreements with and other obligations to officers, directors, employees or shareholders of the Company and their affiliates. Except as set forth in Disclosure Schedule 4.29, no officer, director or shareholder of the Company, and no entity controlled by any such officer, director or shareholder, and no relative or spouse who resides with any such officer, director or plan", described in Code Section 9711, or the "1992 UMWA Benefit Plan", established under Code Section 9712.

           (xiii) Insurance Contracts. No Employee Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

           (xiv) No Other Material Liabilities. No event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (1) under any statute, regulation or governmental order relating to any Employee Plan or (2) pursuant to any obligation of the Company to indemnify any person against liability incurred under, any such statute, regulation or order as they relate to the Employee Plans.

shareholder (i) owns, directly or indirectly, any material interest in any Person that is or is engaged in business, other than on an arm's-length basis, as a competitor, lessor, lessee, customer or supplier of the Company or (ii) owns, in whole or in part, any tangible or intangible property that the Company uses in the conduct of its business.

      4.30 Securities matters. Each Stockholder is acquiring the Buyer Shares for investment purposes, solely for his or her own account and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act"), that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to such Stockholder's right at all times to sell or otherwise dispose of all or any part of the Buyer Shares pursuant to an effective registration statement under the Act or pursuant to an exemption from the registration requirements of the Act.

IT IS ACKNOWLEDGED BY THE STOCKHOLDER THAT:

THE STOCKHOLDER HAS GIVEN AND HIS REPRESENTATIVE(S) HAVE BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, THE BUYER OR PERSON(S) ACTING ON ITS BEHALF CONCERNING THE TERMS AND CONDITIONS OF THIS TRANSACTION, AND TO OBTAIN ANY ADDITIONAL INFORMATION WHICH THE BUYER POSSESSES OR CAN ACQUIRE WITHOUT UNREASONABLE EFFORT OR EXPENSE THAT IS NECESSARY FOR THE STOCKHOLDER TO MAKE AN INVESTMENT DECISION WITH RESPECT TO THE BUYER.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE MERITS OF OR GIVEN ITS APPROVAL TO THIS TRANSACTION OR THE BUYER'S SHARES. THE BUYER'S SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION.

      ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Stockholder as follows:

      5.1 Organization of Buyer and Mergeco. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Mergeco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

      5.2 Authorization. The Buyer has all necessary corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its and Mergeco's obligations hereunder, and no other proceedings on the part of the Buyer or Mergeco are necessary to authorize this

Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and Mergeco and is a legal, valid and binding obligation of the Buyer and Mergeco enforceable against them in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

      5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate or Articles of Incorporation or bylaws of the Buyer or Mergeco, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which the Buyer or Mergeco is a party, which breach or default could reasonably be expected to have a Company Material Adverse Effect on the business or financial condition of the Buyer or Mergeco or its ability to consummate the transactions contemplated hereby or (c) a violation by the Buyer or Mergeco of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation could reasonably be expected to have a Company Material Adverse Effect on the business or financial condition of the Buyer or Mergeco, or its ability to consummate the transactions contemplated hereby.

      5.4 Consents and Approvals. Except as set forth on Disclosure Schedule 5.4, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the Buyer or Mergeco in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      5.5 Disclosure Documents. Buyer has delivered or Stockholder has had the opportunity to obtain and review Buyer's Form 10-KSB for the year ending December 31, 2001, Forms 10-QSB for the period ending June 30, 2002 and current Forms 8-K (the "Buyer Disclosure Documents"). The Buyer Disclosure Documents are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading. To the knowledge of Buyer nothing has occurred after the date of the documents contained in the Disclosure Documents that would individually or in the aggregate have a Buyer Material Adverse Effect.

      5.6 Capitalization. The authorized capital stock of Buyer consists of 40,000,000 shares of Common Stock, no par value per share, which as of September 30, 2002, approximately 8,800,000 shares are issued and outstanding. All of the Buyer Shares are, and all shares of Buyer Shares to be issued pursuant to this Agreement will be, validly issued, fully paid and non-assessable.

      5.7 Litigation. Except as set forth in Disclosure Schedule 5.7, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitrable action or investigation (collectively, "Actions") pending or, to the knowledge of the Buyer, threatened against, relating to or affecting (i) the Buyer or its assets or the operation of the business of the Buyer as currently operated and as proposed to be operated, (ii) any Employee Plan of Buyer or any trust or other funding instrument, fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which is reasonably expected to result in a loss not covered by insurance in excess of $100,000 or reasonably expected to have a Buyer Material Adverse Effect. To the knowledge of the Buyer, the Buyer is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Buyer or the business of the Buyer. Except as set forth in Disclosure Schedule 5.7, each Action pending or, to the knowledge of the Buyer, threatened (whether or not disclosed in Disclosure Schedule 5.7), is covered by insurance of reputable and solvent insurance companies.

      5.8  No Undisclosed Liabilities. Except as set forth in Disclosure
Schedule 5.8, to the knowledge of the Buyer, the Buyer has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Buyer's unaudited balance sheet dated June 30, 2002 (the "Buyer Balance Sheet Date") that have not been paid or discharged since the date thereof and (ii) liabilities incurred by the Buyer since the Buyer Balance Sheet Date in the ordinary course of business consistent with past practice (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding except those which individually or in the aggregate could not have a Company Material Adverse Effect).

      5.9 No Brokers. Any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby is solely the obligation of the Buyer.

      5.10 Material Misstatements Or Omissions. To the knowledge of Buyer, no representations or warranties by the Buyer in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to the Stockholder pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

      ARTICLE 6 COVENANTS OF THE STOCKHOLDER, THE COMPANY, AND THE BUYER

      The Stockholder, the Company and the Buyer covenant and agree with each other as follows:

      6.1 Further Assurances:

          6.1.1 Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, all actions necessary to satisfy the conditions to Closing set forth in Article 7 and Article 8 hereof, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases; provided, however, that neither party shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals without the written consent of the other party, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to give all notices to, and make all registrations and filings with third parties, including, without limitations, submissions of information requested by governmental authorities and (vi) to fulfill all conditions to this Agreement. The Buyer, Stockholder and the Company will promptly commence all actions required under this Section 6.1.

          6.1.2 The Stockholder and the Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Company as are reasonably necessary to respond to notices or audit requests, for the preparation of any return with respect to Taxes or claims for refund, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment with respect to Taxes.

     6.2 Conduct of Business. From the date hereof through the Closing, the Stockholder shall, except as contemplated by this Agreement, or as consented to by the Buyer in writing, cause the Company to be operated in the ordinary course and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, and, with respect to the Company, the Stockholder shall not, except as specifically contemplated by this Agreement, as set forth in Disclosure Schedule 6.2, or as consented to by the Buyer in writing:

          (a) change or amend the Organizational Documents of the Company;

          (b) enter into, extend, materially modify, terminate or renew any Lease or any Contract, except modifications, extensions or renewals of Contracts in the ordinary course of business;

          (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets or any interests therein except in the ordinary course of business and, without limiting the generality of the foregoing, the Company will maintain, dispose of, and sell Inventory consistent with past practices;

          (d) incur any liability for Indebtedness for borrowed money, guarantee the obligations of others, indemnify or agree to indemnify others or, except in the ordinary course of business, incur any other liability;

          (e) (i)   take any action with respect to the grant of any bonus,
severance or termination pay (otherwise than pursuant to policies or agreements of the Company in effect on the date hereof that are described on the Disclosure Schedules) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee of the Company or pay, any benefit not required by any existing Employee Plan or policy, other than as set forth in Disclosure Schedule 6.2;

              (ii) make any change in the key management structure of the Company, including, without limitation, the hiring of additional officers or the termination of existing officers;

              (iii) adopt, enter into or amend any Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable regulations; or (iv) fail to maintain all Employee Plans in accordance with applicable Regulations;

          (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof or acquire any Subsidiary;

          (g) willingly allow or permit to be done any act by which any of the Insurance Policies may be suspended, impaired or canceled;

          (h) enter into, renew, modify or revise any agreement or transaction relating to the Company with any of its or their Affiliates;

          (i) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace (consistent with the Company's past practice) inoperable, worn-out or obsolete or destroyed Assets;

     6.3 Records. The Company shall have prepared and made available (or, in the case of a portion of a period ending on the Closing Date, will prepare and make available before the Closing) to the Buyer all of the Company's books and working papers that clearly demonstrate the income and activities of the Company for any period or any portion of a period ending on or prior to the Closing Date.

     6.4 Access of the Buyer. The Company shall allow the Buyer, its counsel, accountants, and other representatives, at Buyer's sole cost and expense, during regular business hours to make such inspection of the Assets and to inspect and make copies of Contracts, Books and Records or other information requested by the Buyer and related to the

          (j) make any loans or advances relating to the Company to any partnership, firm, individual, or corporation, except for expenses incurred in the ordinary course of business consistent with past practice;

          (k) fail to comply in all material respects with all Regulations applicable to the Company and the Assets;

          (l) change any of the accounting methods or practices of the Company as historically applied or make any new elections or change any existing elections with respect to Taxes;

          (m) intentionally do any other act which would cause any representation or warranty of the Company or the Stockholder in this Agreement to be or become untrue, or any covenant in this Agreement to be breached, in any material respect;

          (n) fail to use reasonable efforts consistent with past business practice to (i) maintain theCompany so that the services of its officers, employees, consultants and agents will remain available to it on and after the Closing Date, (ii) maintain existing relationships with suppliers, customers and others having business dealings with the Company and (iii) otherwise preserve the goodwill of the business of the Company so that such relationships and goodwill will be preserved on and after the Closing Date;

          (o) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

          (p) except as set forth in Disclosure Schedule 6.2, declare, set aside for payment, or pay any dividend or distribution in respect of any Capital Stock of the Company, redeem, purchase or otherwise acquire any of the Company's equity securities; or otherwise transfer any of the Assets to or on behalf of any Stockholder of the Company or any Affiliate of the Company, including, without limitation, any payment of principal of or interest on any debt owed to any of the foregoing or any payment of a bonus, fee or other payment to any of the foregoing as an employee of the Company; or

          (q) fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local or foreign Tax laws.

operation of the business of the Company, including historical financial information concerning the business of the Company. The Company shall furnish to the Buyer at Buyer's sole cost and expense, promptly upon request (i) all such additional documents and information with respect to the affairs of the Company relating to its business or (ii) access to Personnel and to the Company's accountants and counsel as the Buyer or its counsel or accountants may from time to time reasonably request and shall instruct such Personnel, accountants and counsel to cooperate with the Buyer, and to provide such information as the Buyer and such representatives may request, at Buyer's sole cost and expense, in all cases only to the extent the foregoing relate to the subject matter of this Agreement.

     6.5 Environmental. Prior to the Closing, the Buyer shall have the right, at its sole cost and expense, to (i) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Leased Property and to conduct such other procedures as may be recommended by an environmental consultant engaged by the Buyer based on its reasonable professional judgment, in a manner consistent with good engineering practice,
(ii) inspect records, reports, permits, applications, monitoring results, studies, correspondence data and any other information or documents relevant to environmental conditions or environmental noncompliance; and (iii) inspect all buildings and equipment at the properties of the Company, including, without limitation, the visual inspection of the physical plant for asbestos-containing construction materials; provided, however, that in each case, such tests and inspections shall be conducted only (x) during regular business hours and (y) in a matter that will not unduly interfere with the operation of the business of the Company and/or the use of, access to or egress from the properties of the Company.

     6.6 Notification of Certain Matters. Between the date of this Agreement and the Closing, the Company and/or the Stockholder, as applicable, shall give prompt notice to the Buyer of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the Company or any Affiliate, officer, director, employee, agent or Stockholder of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and such disclosure shall be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. During the same period, the Stockholder and/or the Company shall promptly notify the Buyer of the occurrence of any breach by the Stockholder or the Company of any covenant in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 8 impossible or unlikely, and Buyer shall promptly notify the Stockholder or the Company of the occurrence of any such breach or event that comes to their attention. Should any such fact or condition require any change in any Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Stockholder will promptly deliver to the Buyer a supplement to the Disclosure Schedule specifying such change and such delivery shall be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Buyer shall not be required to Close if any such supplement to the Disclosure Schedules or failure to satisfy a covenant, condition or agreement constitutes a Company Material Adverse Effect.

     6.7 No Mergers, Consolidations, Sale of Stock, Etc. None of the Company or the Stockholder will, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Company's capital stock or the merger of the Company with, or any direct or indirect disposition of a significant amount of the Assets or the business of the Company to, any person other than the Buyer or its affiliates, or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction. In the event that the Company or any Stockholder, or any of their respective Affiliates, receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Company will provide the Buyer with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party.

     6.8 Landlord Consents. If (and only if) required by a Lease and requested by the Buyer with respect to each Facility Lease, the Company shall assist the Buyer in obtaining a consent for each such Lease prior to the Closing Date. In addition, Buyer shall use its commercially reasonable best efforts to cooperate with the Company in obtaining the consents and obtaining a full release of any and all guarantees of Stockholder with regard to the Facility Leases. The Buyer shall send requests for the consents in such manner as required by each Lease and shall promptly thereafter provide the Company with copies of such requests along with proof of mailing. The Buyer shall provide any landlord, at such landlord's written request, with the Buyer's financial statements, provided the landlord covenants in writing to keep the information in such financial statements confidential.

     6.9 Payment of Indebtedness by Affiliates. Each Stockholder will cause all Indebtedness owed to the Company by such Stockholder or any other Affiliate of such Stockholder to be paid in full on or prior to Closing.

     6.10 Approval of Shareholders. At Closing, the Company and Stockholder shall deliver a Joint Written Consent of the Company's Board of Directors and the Stockholder approving and adopting the Merger and all other actions contemplated by this Agreement which require approval and adoption by the Company's shareholders and/or Board of Directors.

     6.11 Certificates of Merger. Subject to the terms and conditions of this Agreement, the Company shall, and Buyer shall cause Mergeco to, cause the Articles of Merger to be prepared and properly executed and filed with the Secretary of State of Florida on the Closing Date.

     6.12 Excluded Assets. Buyer acknowledges and agrees that Stockholder shall withdraw the Excluded Assets from the Company and that such Excluded Assets shall not be Assets of the Company for purposes of the transactions contemplated in this Agreement.

     ARTICLE 7 CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS

     The obligations of the Stockholder to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Stockholder in accordance with Section 10.6 hereof:

     7.1 Representations, Warranties and Covenants. All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (except with respect to representations and warranties which are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, and the Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

     7.2 No Injunction. No injunction or restraining order shall be in effect prohibiting the transactions contemplated hereby.

     7.3 Certificates. The Buyer will furnish the Stockholder with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by the Stockholder.

     7.4 Corporate Documents. The Stockholder shall have received from the Buyer resolutions adopted by the board of directors of the Buyer approving this Agreement and the transactions contemplated hereby, certified by the Buyer's corporate secretary.

     7.5 Employment Agreement. At the Closing, the Buyer shall have entered into and Employment Agreement with Andrea Trescot, M.D. in the form attached hereto as Exhibit D.

     7.6 Releases of Personal Guarantees. Releases for all personal guarantees as set forth in Section 6.9 of the Disclosure Schedule shall have been executed, or the Buyer shall have provided indemnification to the Stockholder with respect to all such personal guarantees.

     7.7 Due Diligence. Stockholder shall be satisfied in his sole discretion, with the results of his due diligence investigation of the Buyer.

     ARTICLE 8 CONDITIONS TO THE BUYER'S OBLIGATION

     The obligations of the Buyer to consummate any of the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Buyer in accordance with Section 10.6 hereof:

     8.1 Representations, Warranties and Covenants. All representations and warranties of each of the Company and the Stockholder contained in this Agreement shall be true and correct in all material respects (except with respect to representations and warranties which are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct) as of the date of this Agreement and (except with respect to and to the extent of actions expressly permitted under Article 6 hereof) as of the Closing Date as though made on the Closing Date, and the Company and the Stockholder shall have performed all agreements and covenants required hereby to be performed by any of them prior to or at the Closing Date.

     8.2 No Governmental Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted for the purpose of enjoining or preventing the transactions contemplated by this Agreement, that (i) questions the validity or legality of the transactions contemplated hereby, (ii) could reasonably be expected to have a Company Material Adverse Effect, or (iii) seeks to enjoin consummation of the transactions contemplated hereby or could reasonably be expected to cause any of the transaction contemplated by this Agreement to be rescinded following consummation.

     8.3 Due Diligence and Audit. Buyer shall be satisfied, in its sole discretion, with the results of its due diligence examination of the Company and, if required, the completion of a satisfactory audit of the Company by Buyer's certified public accountants and the rendering by such accountants of an unqualified audit opinion letter.

     8.4 No Injunction. No Injunction or restraining order shall be in effect prohibiting the transactions contemplated hereby.

     8.5 Certificates. The Stockholder will have furnished the Buyer with such certificates of the officers of the Company and others to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by the Buyer.

     8.6 Liens. If and as requested by Buyer, all liens upon any of the Assets shall have been terminated and released

     8.7 401(k) Plan. The Company shall have taken all action necessary to terminate the 401(k) Plan in compliance with applicable law and such terminations shall have no adverse effect on the Company or the Buyer.

     8.8 Resignation of Officers and Directors and Release. Each officer and director of the Company designated by Buyer shall have resigned from such position and the Stockholder shall have executed the General Release in the form attached hereto as Exhibit "E".

     ARTICLE 9 ACTIONS BY THE STOCKHOLDERS AND THE BUYER AFTER THE CLOSING

     9.1 Books and Records. The Stockholder and the Buyer agree that each will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and Personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are related to the business of the Company and that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or Personnel for any reasonable business purpose. The party requesting any such Books and Records, information or Personnel shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or Personnel.

     9.2 Survival of Representations, Etc. All of the representations and warranties made by each party in this Agreement or in any attachment, Exhibit, Disclosure Schedule, certificate, document or list attached to this Agreement shall survive the Closing for the period ending four (4) years after the Closing (and claims based upon or arising out of such representations and warranties may be asserted at any time before such date). Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     9.3  Indemnification.

          9.3.1 By the Stockholder.

                (i) The Stockholder shall indemnify, save and hold harmless the Buyer, its Affiliates and Subsidiaries, and its Representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

                    (A) any breach of any representation or warranty or the
                inaccuracy of any representation, made by the Company or any Stockholder in or pursuant to this Agreement;

                    (B) any breach of any covenant or agreement made by the
                Company or the Stockholder in or pursuant to this Agreement which survives the Closing as provided herein;

                    (C) any matter or occurrence arising from or out of the
                Company, its business and/or its operations prior to the Closing Date;

                    (D) any willful misconduct or grossly negligent act or
                omission of Stockholder; and

                    (E) all Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (and for any Tax year beginning before and ending after the Closing Date, for the portion of such year ending on the Closing Date), including Taxes of any Person for which the Company may be liable under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                (ii) All payments to be made pursuant to this Section 9.3.1 shall be paid promptly by the Stockholder after the resolution of any dispute between the Stockholder and Buyer regarding the extent and amount of such indemnification.

          9.3.2 By the Buyer. The Buyer shall indemnify, save and hold harmless the Stockholder and his Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from, or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by the Buyer in or pursuant to this Agreement, and (ii) any breach of any covenant or agreement made by the Buyer in or pursuant to this Agreement which by its terms survives the Closing.

          9.3.3 Defense of Claims. If a claim for Damages (an "Indemnity Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 9.2 hereof, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual prejudice caused by such failure. After such notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, provided that the indemnifying party shall have the opportunity to advise and comment on the Indemnity Claim. The indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. Provided that the indemnifying party shall consent to any settlement or compromise, the indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Section 9.3 resulting from any Claim shall be subject to the following additional terms and conditions:

                (i) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                (ii) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within ten (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                (iii) Anything in this Section 9.3.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

          9.3.4 Brokers and Finders. Pursuant to the provisions of this Section 9.3, each of the Buyer and the Stockholder shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party (and in the case of the Stockholder, if due or payable from or by the Company), or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

          9.3.5 Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this
Section 9.3. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

          9.3.6 Damages. As used in this Section 9.3, the term "Damages" shall mean any and all costs, losses (including, without limitation, diminution in value), Taxes, liabilities,

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obligations, damages, lawsuits, deficiencies, claims, demands, and expenses
(whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing. The term "Damages" as used in this Section 9.3 is not limited to matters asserted by third parties against the Stockholder or the Buyer, but includes Damages incurred or sustained by the Stockholder or the Buyer in the absence of third-party claims. Payments by the Buyer of amounts for which the Buyer is indemnified hereunder, and payments by the Stockholder of amounts for which the Stockholder is indemnified hereunder, shall not be a condition precedent to recovery.

          9.3.7 Materiality. The parties recognize that many of the representations, warranties and covenants set forth in this Agreement are qualified by the term "material". For purposes of this Agreement, the parties hereby agree that a "material" event(s) has occurred if the impact of such event(s) has resulted or is reasonably likely to result in costs, expenses and/or damages for any event(s) singularly or in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00).

          9.3.8 Payments. The parties hereby agree that any payment with respect to any indemnity required pursuant to this Section 9.3 may be offset against any payments otherwise due by the indemnified party to the indemnifying party. Stockholder may, in his sole discretion, satisfy any claim for indemnification hereunder, in whole or in part, with the Buyer Shares. For purposes of satisfying such claims, the Buyer Shares shall be valued at $1.00 per share.

          9.3.9 Limitation. The parties agree that the indemnification provisions set forth in this Article shall be limited to all Claims in excess of One Hundred Thousand Dollars ($100,000.00) (the "Threshold"). Once a Claim exceeds the Threshold, if a party is entitled to indemnification under this
Section 9.3, such party shall recover all appropriate funds, as provided in this
Section 9.3 after reduction for the Threshold. Further, the indemnitors shall not be liable for any liabilities resulting from Claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The party entitled to indemnification shall have a duty to mitigate its damages. Notwithstanding the foregoing, a party's obligation to indemnify under Section 9.3 shall be limited to $4,000,000.

     9.4 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Company on the one hand and the Stockholder on the other hand for certain tax matters following the
Closing:

                (a) For any Tax years ending on or before the Closing Date, the Stockholders shall prepare or cause to be prepared all Tax Returns for the Company which are required to (or pursuant to an extension may) be filed after the Closing Date. Subject to the requirements of applicable law, each such Tax Return shall be prepared in a manner consistent with the Company's past practices. Each income Tax Return of the Company shall be submitted to the Buyer at least 30 days prior to the due date (including any extension thereof) for filing such Tax Returns, and the Stockholder shall permit the Buyer to make comments on each such Tax Return prior to the filing thereof. The Stockholder shall file timely or cause to be filed timely such Tax Returns. The Buyer agrees that it will consent to an election of the Company to close its books for federal tax purposes as of the Closing Date, in accordance with Section 1362(e)(3) of the Internal Revenue Code of 1986, as amended, and that the "S short year" of the Company (as such term is defined in Code Section 1362(e)) ending on the Closing Date will be considered a Tax year ending on the Closing Date for purposes of this Section 9.4. The Company and the Stockholder agree that they will consent to an election pursuant to Section 338(h)(10) of the Code by filing Form 8023 such that the Company shall be treated as having sold all of its assets at the Effective Date at fair market value in a single transaction and shall be treated as a new corporation which purchased all of such assets as of the beginning of the day after the Effective Date.

                (b) The Buyer, the Company, and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include provision of appropriate powers of attorney or similar authorizations, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer shall retain all books and records with respect to Tax matters pertinent to the Company relating to any tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give the Stockholder reasonable written notice prior to transferring, destroying or discarding any such book and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Stockholder so request in the event of any proposed destruction or discarding of the books and records, the Buyer shall allow the Stockholder to take possession of such books and records. The Buyer and the Stockholder shall, upon request, use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Each party shall pay its own expenses incurred in complying with this Section 9.4(b).

                (c) The Stockholder shall, at her expense, be entitled to control any Tax audit of the Company to the extent such audit affects or may affect the amount or character of income, gain or loss includible by the Stockholder for periods or portions thereof ending on or before the Closing Date. The Buyer shall control all Tax audit issues of the Company that the Stockholder is not entitled, or does not elect, to control.

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

      ARTICLE 10 MISCELLANEOUS

      10.1  Termination.

            10.1.1 Termination. This Agreement may be terminated at any time prior to Closing:

                   (i) By mutual written consent of the Buyer and the Stockholder;

                   (ii) By the Buyer or the Stockholder if the Closing shall not have occurred on or before January 2, 2003;

                   (iii) By the Buyer if there is a breach of any representation or warranty set forth in Article 4 hereof or any covenant or agreement to be complied with or performed by the Company or the Stockholder pursuant to the terms of this Agreement which breach constitutes a Company Material Adverse Effect, or the failure of a condition set forth in Article 8 to be satisfied (and such condition is not waived in writing by the Buyer) on or prior to the Closing Date; provided, however, that the Buyer may not terminate this Agreement prior to the Closing if the Stockholder has not had an adequate opportunity to cure such failure; or

                   (iv) By the Stockholder if there is a breach of any representation or warranty set forth in Article 5 hereof or of any covenant or agreement to be complied with or performed by the Buyer pursuant to the terms of this Agreement which breach constitutes a Buyer Material Adverse Effect or the failure of a condition set forth in Article 7 to be satisfied (and such condition is not waived in writing by the Stockholder) on or prior to the Closing Date, provided, however, that the Stockholder may not terminate this Agreement prior to the Closing Date if the Buyer has not had an adequate opportunity to cure such failure.

            10.1.2 In Event of Termination. In the event of termination of this
Agreement:

                   (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                   (ii) no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by law; and

                   (iii) In the event that this Agreement shall be terminated pursuant to Section 10.1.1(i) hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement. The termination of this Agreement except

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

pursuant to Section 10.1.1(i) shall not affect the right of any party to bring an action for breach of this Agreement.

     10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that the Buyer may, without such consent, assign all of such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by the Buyer) or subsidiaries of the Buyer or to a successor in interest to the Buyer which shall assume all obligations and liabilities of the Buyer under this Agreement; provided, however, that no such assignment shall release Buyer from its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement.

     10.3 Notices; Transfer of Funds. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                 If to the Buyer:       PainCare Holdings, Inc.
                                        37 North Orange Ave., Suite 500
                                        Orlando, FL 32801
                                        Attention: Randy Lubinsky, CEO
                                        Fax: (407) 926-6616

                 If to the Stockholder: 1895 Kingsley Ave., Suite 903
                                        Orange Park, FL 32073
                                        Fax: (904) 276-4462

                 If to the Company:     Pain and Rehabilitation Network, Inc.
                                        1895 Kingsley Ave., Suite 903
                                        Orange Park, FL 32073
                                        Fax: (904) 276-4462

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

     10.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Florida without reference to its choice of law provisions, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this

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Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     10.5 Submission to Jurisdiction. Each party to this Agreement hereby submits to exclusive jurisdiction of any state or federal court within Orange County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     10.6 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits and schedules hereto (including the Disclosure Schedules), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

     10.8 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     10.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     10.10 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.11 Publicity. The Buyer in consultation with and following notice to Stockholder, may issue or make an appropriate press release or public announcement after the execution and delivery of this Agreement. Except as required by law, neither the Company nor any Stockholder may issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other parties.

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

     10.12 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement.

     10.13 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have in equity or at law, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


                                                     "BUYER"
                                           PAINCARE HOLDINGS, INC.

                                           By     /s/ Randy Lubinsky
                                             --------------------------------
                                           Name:  Randy Lubinsky
                                           Title: CEO


                                                      MERGECO"

                                           By:    /s/ Randy Lubinsky
                                              -------------------------------
                                           Name:  Randy Lubinsky
                                           Title: CEO


                                                   "STOCKHOLDER"

                                           /s/ Andrea Trescot


                                                    "COMPANY"
                                           PAIN AND REHABILITATION NETWORK, INC.

                                           By:     /s/ Andrea Trescot
                                              -------------------------------
                                           Andrea Trescot, M.D., President

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